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                                                                     EXHIBIT 8.1



                          FORM OF FEDERAL TAX OPINION



                              _____________, 1999


Board of Directors
First Capital, Inc.
210 Federal Drive, N.W.
Corydon, Indiana 47112

Board of Directors
HCB Bancorp, Inc.
710 Main Street, N.E.
Palmyra, Indiana 47164

Dear Board Members:

     You have requested an opinion regarding the material federal tax consequences of a proposed transaction involving the merger of FC Acquisition Corp. ("FC"), a wholly owned subsidiary of First Capital, Inc. ("First Capital"), an Indiana corporation ("First Capital") with and into HCB Bancorp ("HCB"), an Indiana corporation (the "First Merger") to be followed immediately after the First Merger by the merger of HCB with and into First Capital (the "Second Merger") (referred to collectively herein as the "Merger"). The Merger will be effected pursuant to the Agreement and Plan of Merger dated as of July 19, 1999 by and between First Capital, FC and HCB (the "Merger Agreement"). The Merger and related transactions are described in the Merger Agreement and in the Joint Proxy Statement/Prospectus (the "Proxy Statement") included in First Capital's Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"). All capitalized terms used but not defined in this opinion shall have the meanings set forth in the Merger Agreement or the Proxy Statement.

     Under the Merger Agreement, at the Effective Time, FC will be merged with and into HCB and the separate existence of FC will cease. Immediately thereafter, HCB will be merged with and into First Capital and First Capital will be the surviving corporation and continue its corporate existence under the laws of Indiana. By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of HCB's common stock (the "HCB Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 15.5 shares of the common stock of First Capital (the "First Capital Common Stock"), subject to the payment of cash in lieu of fractional shares.

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_____________, 1999
Page 2


     Our opinion is provided solely with respect to the material federal income tax consequences of the Merger. This opinion is being delivered at your request and pursuant to Section 5.1(f) of the Merger Agreement.

     In connection with the opinions expressed herein, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Merger Agreement and the Proxy Statement, and of such corporate records of the parties to the Merger as we have deemed appropriate. We have also received and relied upon, without independent verification, certain factual representations of HCB concerning HCB itself as well as the transaction ("Representations"); we have received and relied upon, without independent verification, certain factual representations of First Capital concerning the transaction and certain post-Merger plans ("Representations"). We have assumed that such Representations are true and that the parties to the Merger will act in accordance with the Merger Agreement. We have assumed that all daily operations of First Capital will be conducted in a manner wholly consistent with all Representations provided by First Capital. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

     We will rely upon the accuracy of the Representations and the statements of facts contained in the examined documents, particularly the Merger Agreement. We have also assumed the authenticity of all signatures, the legal capacity of all natural persons and the conformity to the originals of all documents submitted to us as copies. Each capitalized term used herein, unless otherwise defined, has the meaning set forth in the Merger Agreement. We have assumed that the Merger will be consummated strictly in accordance with the terms of the Merger Agreement and that the Merger will qualify as a merger under applicable law.

     The Merger Agreement and the Proxy Statement contain a detailed description of the Merger. These documents as well as the Representations to be provided by HCB and First Capital are incorporated in this letter as part of the statement of the facts.

                            LIMITATIONS ON OPINION

     The opinions expressed herein are rendered only with respect to the issues specified herein. We express no opinion with respect to any other federal, state or local tax or other legal aspect of the transaction. If any of the above referenced facts or Representations are not true, correct and complete in all material respects, our opinion could be subject to change. In issuing our opinion, we are relying on the provisions of the Internal Revenue Code of 1986, as amended (the "Code") and regulations issued thereunder which are cited herein. All such provisions are subject to change, which change can be retroactive in effect. Any such change could have an effect on the validity of our opinions. We assume no obligation to revise or supplement this opinion if any subsequent change were to occur.
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_____________, 1999
Page 3


     The opinions contained herein are not binding on the Internal Revenue Service ("IRS") or any court. No assurance can be given that the IRS will not take a different view of these transactions and that view may be ultimately sustained by a court. It is our understanding that neither party to the Merger intends to request a ruling from the IRS concerning the Merger.

                              FEDERAL TAX OPINION

     Based on and subject to the foregoing, the facts referenced in this opinion, the Representations referred to in this opinion, and subject to the limitations referenced herein, it is our opinion that for federal income tax purposes, under the current law:

     (1) The Merger will constitute a tax-free reorganization under Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code and First Capital, FC and HCB will each be a party to the reorganization.

     (2) No gain or loss will be recognized by First Capital, First Federal Bank, A Federal Savings Bank, HCB or Harrision County Bank as a result of the Merger.

     (3) No gain or loss will be recognized by the stockholders of HCB who exchange all of their HCB Common Stock solely for First Capital Common Stock pursuant to the Merger, except to the extent of any cash received in lieu of a fractional share interest in First Capital Common Stock.

     (4) The tax basis of the First Capital Common Stock received by shareholders who exchange their HCB Common Stock for First Capital Common Stock pursuant to the Merger will be the same as the tax basis of the HCB Common Stock surrendered in exchange therefor, reduced by any amount allocable to a fractional share interest for which cash is received and increased by any gain recognized on the exchange.

     (5) The holding period of First Capital Common Stock received by each stockholder in the Merger will include the holding period of HCB Common Stock exchanged therefor, provided that such stockholder held such HCB Common Stock as a capital asset on the Effective Date.


                                             Sincerely,



                                             MULDOON, MURPHY & FAUCETTE LLP